Exhibit 99.2
Big Lots Second Quarter 2021 Earnings Call
August 27, 2021

Presenters
Bruce Thorn - President, CEO
Jonathan Ramsden - EVP, CFO, Chief Administrative Officer

Q&A Participants
Spencer Hanus - Wolfe Research
Peter Keith - Piper Sandler
Joe Feldman - Telsey Advisory Group
Jason Haas - Bank of America
Anthony Chukumba - Loop Capitol
Zeyn Burak - Barclays
Brad Thomas - KeyBanc Capital Markets

Operator
Ladies and gentlemen, good morning and welcome to the Big Lots Second Quarter Conference Call. Currently, all lines are in a listen-only mode. A question and answer session will follow the prepared remarks. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call today are Bruce Thorn, President and CEO, and Jonathan Ramsden, Executive Vice President, Chief Financial, and Administrative Officer.

Before starting today's call, the company would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. The company would like to also point out that, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today's press release.

Effective from the second quarter of fiscal 2021, the company has realigned its merchandise organization and corresponding reporting structure. It will now report results for food, consumables, seasonal, soft home, hard home, furniture, and a final grouping of apparel,

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electronics, and other. These changes will be reflected in today's commentary and in the company's Form 10-Q to be filed in September.

The company's second quarter earnings release and related financial information are available at Biglots.com/corporate/investors. Also available on the website is an investor presentation highlighting key themes from this call.

I will now turn the call over to Bruce Thorn, President and CEO of Big Lots. Mr. Thorn, please go ahead.

Bruce Thorn
Thank you and good morning everyone. As I review this past quarter and provide insights into our current quarter’s business, I want to reiterate that we will be providing comparisons to both 2020 and 2019. Given the periods of quarantining and stimulus that impacted the business in waves last year, we are anchoring comparisons to 2019 to show underlying business trends.

To that point, I am pleased with our second quarter performance, as we continued to demonstrate strong growth versus 2019, proving out our Operation North Star strategies, demonstrating progress in our core assortment, and underscoring the relationships that we are building, both online and in-store, with our existing and newly-acquired customers.

In the quarter, we saw strong double-digit two-year comps in Furniture, Soft Home, Hard Home and Apparel, Electronics & Other. Consumables also posted a positive two-year comp, while Food was down mid-single digits, reduced on a square footage basis by our pantry reset last Fall. As a result, while down 13% to last year on a comparable basis, comparable sales for the second quarter increased 14% to 2019. Additionally, we delivered diluted earnings per share of $1.09, within our guidance range despite ongoing supply chain and distribution headwinds that were greater than expected at the beginning of the quarter, and cost us at least a point of comp.

While the Big Lots team is always busy, we were really busy over the past quarter: engaging with customers, leaning into our store count growth, continuing to upgrade our omnichannel offerings and removing friction from our ecommerce channel, launching a new warranty offering through Allstate, rolling out additional Lot and Queue Line stores, preparing for the launch of our two new Forward Distribution Centers and Project Refresh at the start of the third

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quarter, further rolling out our BIGionaires Brand Activation campaign, and navigating a challenging supply chain market.

While addressing these initiatives and macro-forces, our teams remained unwaveringly focused on our customers’ needs, continuing in our mission to help them Live Big and Save Lots! We are dealing with the now and navigating the dynamic and ever-changing complexities of the supply chain. But, at the same time, we are leaning into and investing in our future and our promising long-term growth opportunity. I speak for all of Big Lots leadership when I convey how indebted we are to the over 30,000 Big Lots team members. We remain very excited about the huge white-space opportunity ahead of us, and know that investing in our customer, our people and our infrastructure will be critical to bringing that growth potential to fruition.

Turning to some more specifics on second quarter, we saw continued strong basket as furniture outperformed most other categories, as reflected on page 6 of our investor presentation. Freight headwinds weighed on gross margin for the quarter and, in addition, our performance for the quarter was also impacted by labor challenges in two of our Regional Distribution Centers. This dynamic is improving as we enter Q3, and stress on our network will be further reduced by the opening of our first two Forward Distribution Centers. In addition, to alleviate immediate supply chain pressures and maintain speed to market, we have set up a nimble and agile, temporary DC bypass program for the 4th quarter that will increase efficiency of our DCs and capacity to our network.

Meanwhile, we remain excited by our merchandising opportunities, and we are focused on driving customer-centric deals every day. We continue to expand our ability to find closeout product in most areas of the store. We are working hard to find great deals and big buys for our customers whether we source them from close outs, engineered close outs or just incredible product we find at value in the market. We see the potential for close out opportunities to grow in 2022.

As we focus on item merchandising and key value messaging, our customer is responding well. For example, our increased investment in Apparel is leading to the acquisition of customers that are exploring more of the Big Lots assortment. Additionally, this is a great example of increasing merchandise productivity within the box, driving incremental sales with a strong initial mark-up and expanding our brand recognition with quality product.

Turning to our category performance, Food and Consumables both declined versus Q2 2020 as we lapped last year’s COVID impact, but Consumables were positive on a two-year basis and

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both categories exceeded our beginning of quarter expectations. In Food, we have continued to see a shift away from grocery and baking categories and into more snacks, beverage/energy drinks, and on-the-go food. In Consumables, we saw a rebound in the Household Chemicals category as well as Cosmetics, while paper sales - demand on bath tissue and paper towels - continue to be a bit challenged driven by prior Covid-related stock-ups. A year ago, we reset food and consumables across the store and this is performing well. As we approach lapping this reset, we continue to see opportunity to improve overall productivity and improve value with big deals, owned brands and everyday low prices on brand names.

Our Seasonal assortment, which includes Patio, Lawn & Garden and Summer categories like pools and 4th of July-themed goods, was challenged for the quarter due to shipping delays and inventory availability. The overall category comped down 15% to last year but up 4% to Q2 2019. Moving into Q3, our inventory situation has improved and we have seen a resurgence in sales with early strength from our Halloween and Harvest assortment. Although supply chain pressures related to Asian port and manufacturing disruption will continue to create challenges, we are much better prepared to win at the all-important Holiday season.

Soft Home comps were up 14% versus 2019. While we saw softness in fashion bedding, all other categories met expectations. Bath Rugs and Towels, Patio Rugs and floormats were particularly strong this quarter. Also noteworthy were the candle and collection categories within Home Décor, with strong double-digit growth to 2019.

Hard Home comps were up 13% to 2019, exceeding our expectations with Appliances and Home Organization delivering double-digit increases to 2019. Key classifications such as Floorcare, Kitchen Appliances, Storage, Dinnerware, and Cookware continued to trend strongly, partially offset by lower but positive comp sales to 2019 in Tabletop, Food Prep and Home Maintenance. Closeouts in Hard Home were up even more over 2020 with appliances, Cookware, Home Organization all doing very well. Toys, now rolled into our Hard Home category following our merchandising reorganization, also performed quite well and ahead of expectations.

Furniture delivered another very strong quarter with comps down 10% to last year, but up 30% to 2019. The Furniture team did an outstanding job of mitigating inventory challenges, primarily as a result of chemical shortages affecting foam production, and we achieved our strategic goal of winning Memorial Day weekend with positive comps to last year and two years ago. Upholstery was particularly strong in Q2 delivering a flat comp to 2020 and up almost 40%

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to 2019, driven by high demand for sofas and sectionals anchored by the Broyhill brand, which continues to gain share and is now over 40% of total Upholstery sales.

Apparel, electronics and other also performed very strongly, up 15% to 2020. Apparel delivered a 90% comp for the quarter, with casual and athletic lifestyle dressing dominating the women’s business. Although tops remain strong, we saw high sell throughs in capris and shorts, as well. Men’s active tops and shorts performed well. Closeouts continue to build within the assortment offering value, breadth and new classifications. Accessories saw nice increases with hair and jewelry. Additionally, Luggage was introduced as a new category in July with strong sales results that will provide additional growth as we look toward the back half of the year and into 2022.

The Lot continues to strengthen and is delighting our customers with fun, innovative treasures just right for life’s occasions, while delivering nearly 2% of company sales in the quarter. We executed a camping themed set and a nostalgia set during the quarter, both of which resonated well with big hits from national brand camping suppliers, novelty small appliances, and unexpected finds such as Popcorn-themed items, a tv projector, large video games units, and novelty pet styles.

I would now like to turn to our longer-term growth strategy. We remain excited about the tremendous progress we are making under Operation North Star, where our core growth drivers are growing our customer base, improving our eCommerce conversion, improving merchandise productivity, and increasing our store count.

With regard to customer growth, we are thrilled with the continued rollout of our “Be A BIGionaire” brand campaign that we gave a glimpse of last quarter. This program is grounded in extensive consumer insights around why customers love to shop us. She sees us as the ‘home of the hunt’ – for exceptional bargains and surprising treasures. I’m delighted to share that the campaign is driving a 2% lift in transactions in the markets where we have rolled it out. New BIGionaires visiting Big Lots for the first time are driving 60% of these incremental transactions. The campaign has also increased brand awareness, consideration and purchase rates showing that we are gaining relevance.

Our first campaign featured Retta, who successfully transferred her relatability and humor from Good Girls and Parks & Recreation into our BIGionaire campaign. As we gear up for this holiday, you can expect to see additional stars hunting for bargains and treasures at their neighborhood Big Lots! Coming soon, you’ll see Eric Stonestreet, most famous for his role in

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the beloved comedy “Modern Family” and Molly Shannon, best known for her fantastic characters on Saturday Night Live! Both Eric and Molly embrace the Big Lots personality! We cannot wait to share future details with you soon!

We are also thrilled that the campaign is resonating with a younger audience: in our demographic distribution, we’ve seen a 600 basis point share increase in new customers ages 25 to 39 with the distribution shifting from those 55 and older. Savvy shoppers of all ages are discovering Big Lots, and they love that we provide everything for their home with incredible value and superior style.

Meanwhile, our Rewards membership continues to contribute productive growth to the business with active membership up 8% versus the second quarter of 2020, adding 1.8M more new members this past quarter with Rewards membership currently at 21.5 million. Additionally, Rewards customers in total spent 16% more than last year and 7% more per customer. Over 72% of our sales this past quarter were attached to our Rewards membership. That penetration to sales is up 400 basis points to the same quarter last year. Finally, we continue to see great reactivation through thoughtful ‘win back’ programs to recapture lapsed Rewards members and keep them coming back.

Turning to eCommerce, demand increased 10% over the second quarter of 2020; representing over 400% of growth to Q2 2019. While site visits declined in the quarter versus Q2 2020 as we lapped the height of the pandemic response in 2020, the declines in traffic were more than offset by increases across conversion and basket size. Demand for our seasonal Lawn & Garden assortment and for furniture continued the momentum that we saw in the first quarter.

Ecomm growth is supported by our investments in the channel to further improve search, purchase and fulfillment capabilities Buy Online / Pickup in Store, curbside pickup, Ship from Store, and same day delivery with Instacart and PickUp, they’ve all been very successful and drove over 60% of our demand fulfillment. To support Holiday, we are increasing the number of stores providing ship-from-store fulfillment to 65. We are further reducing transaction friction by introducing our third mobile wallet payment program, PayPal, in time for holiday, joining our lineup of Apple and Google Pay; and we expect to introduce a new buy-now-pay-later offering later this quarter. Additionally, we have updated the look and feel of the website to match and enhance the upbeat feeling of our brand and the BIGionaire campaign.

Turning to merchandise productivity, momentum remained strong within our growing Broyhill businesses as the assortment drove $194 million in Q2 sales. This represents a $77 million

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increase to Q2 2020 at which point we had just launched the brand. We remain thrilled with Broyhill’s trajectory and continue to see strong growth ahead for the brand with over $400 million in year sales to date, up to last year’s full year performance and showing continued acceleration to becoming a billion dollar brand. In addition, it is important to call out that Broyhill is just one aspect, albeit a huge focus, of our owned brands strategy. We are also leaning heavily into Real Living, a private brand in our furniture and home goods area of the store with a lower price point than Broyhill. We are seeing early growth in this brand by consolidating our offering of unbranded goods and transitioning from other private labels currently in the store. We are also introducing new products to make sure we have a complete offer in the Real Living brand. Real Living has ramped up quickly generating over $400 million in sales year to date and we are confident that it, too, will become a billion dollar owned brand for Big Lots.

The Lot and Queue Line Front End strategies are now rolled out to approximately 1225 stores. These initiatives act as innovation labs with newness that plays into the rest of the store’s assortment, strengthening customer engagement. The Lot and Queue Line continue to drive a 3% incremental combined lift to our store performance. Additionally, both have become established aspects of the Big Lots shopping experience, as transactions containing items from the Lot tend to be of larger value, include more items, and attach to more of the balance of our assortment, while the queue lines are driving strong incremental unit impulse buying upon checkout.

In prior calls, we introduced you to our next generation Furniture Sales Team test that puts dedicated, furniture-focused associates on the sales floor to help educate our customer about the breadth and quality of our home furnishings. I’m excited to announce that this test, now in over 80 stores, continues to perform very well, delivering around a 15% furniture sales lift. We expect to roll this next generation model to several hundred stores in 2022 delivering at least a point of comp to the total company on an annualized basis.

Finally, with regard to store count, our growth is accelerating this year and will further accelerate in 2022 and beyond. Based on all of the work we have done in recent months, we are confident that there is white space to grow our store count by hundreds of stores in the coming years with 2 to 3 times the net store growth in 2022 than the net increase of around 20 stores we expect to achieve this year. At the same time, we expect to continue slowing our rate of closures as a result of our store intervention program, which this year will be only around 15 stores.

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All of these growth drivers are supported by key enabling investments.

Earlier this year, we announced that we would be opening, mid-year, two forward bulk and furniture distribution centers to support our growth and relieve pressure in our current regional distribution centers. We are pleased to announce that our first FDC opened in early August and our second will be receiving inventory early next week. Additionally, we are pleased with the performance of our new Transportation Management System which has been crucial to mitigating the pressures that we have experienced within our distribution network.

Meanwhile, during Q2, we initiated a multi-year program, which we are calling Project Refresh, to upgrade our approximately 800 stores not included in our 2017 to early 2020 Store of the Future program. These stores will get new exterior signage, interior repainting and floor repair, a new vestibule experience, remodeled bathrooms and interior wall graphics, all at a much lower cost than our prior Store of the Future conversions. This will create a consistent brand experience across our stores and enhance our brand for the long run. The average cost per store will be around $100,000, much lower than the prior Store of the Future program.

As I hope I have impressed upon you, both in this quarter’s discussion and in previous calls, we have resolute belief in our white-space potential and in the continued growth opportunities that Operation North Star presents. The underlying progress we are making is increasingly evident.

Before handing over to Jonathan, I want to turn back to the supply chain and distribution headwinds we have discussed, which we expect will continue to impact our business in Q3 and Q4.

Prior to the recent global resurgence of COVID, we were seeing increased import costs driven by a global increase in demand for ocean freight. Over the past two months, we have seen that dynamic exacerbated by the temporary shutdown of the port at Yantian, China and temporary factory and port closures elsewhere in Asia. Vietnam, where segments of our furniture and Seasonal categories are sourced, is currently under COVID restrictions that impact our suppliers’ ability to produce at scale. The Vietnamese government is targeting September 15th as the date to ease restrictions. In addition, the port of Ningbo, China experienced a terminal closure in mid-August although has now re-opened. These developments highlight the fluidity of the situation and the ongoing uncertainties caused by Covid-19.

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While these pressures are expected to be transient, they are resulting in both cost increases due to an imbalance of container supply and demand, as well as sales impact due to delayed inflow of product, particularly from Vietnam. The guidance that Jonathan will cover in a moment bakes in our current estimates of these impacts.

In summary, we are facing some near-term challenges. But our underlying business remains strong, as evidenced by our strong two-year comps in the second quarter, which have continued into Q3. We are as confident as ever that our Operation North Star strategies will drive significant growth in the coming years, supported by key investments we are making.

I’ll now turn the call over to Jonathan for more insight on our financial results for the quarter and our outlook.

Jonathan Ramsden

Thank you, Bruce. Good morning everyone and thank you for joining us. As Bruce referenced, so much was accomplished this quarter as our teams remained focused on providing a great experience, a great assortment, and great value to our customer. I want to add my thanks to all of our associates for their incredible efforts!

A summary of our financial results for the second quarter can be found on page 7 of our investor presentation.

Net sales for the second quarter were $1.457 billion, an 11.4% decrease compared to $1.644 billion a year ago. The decline was driven by a comparable sales decrease of 13.2%, as we lapped stimulus impact in 2020 and the height of last year’s nesting activities, partially offset by a 180 bps impact from net store openings and relocations. Our comp result was slightly off our negative low double-digit guidance, driven by labor challenges at two of our Regional DCs, which adversely impacted store inventories.

Sales in total were up 16% to 2019’s $1.252 billion with a two-year comp of 14.0%, driven by basket size. As a side note, when we reference two-year comps going forward, we will be doing so on a multiplied rather than an additive basis. All two-years comps referenced in this call are calculated on that basis.

Net income for the second quarter was $37.7 million, compared to $110.1 million in Q2 of 2020 and $20.6 million in 2019. Diluted EPS for the quarter was $1.09, within our guidance range coming into the quarter. As a reminder, we reported Adjusted EPS of $2.75 last year, which

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excluded the gain on the sale of our four owned distribution centers. EPS for this year’s second quarter reflected continued strong control of expenses, which offset the slight miss on sales. In addition, we got approximately 3 cents of benefit from share repurchases during the quarter.

The gross margin rate for Q2 was 39.6%, down 200 basis points from last year’s second quarter rate and 20 basis points below 2019, in line with our guidance. Our margin rate reflects freight headwinds partially offset by first-cost benefits, pricing increases, and judicious markdown deployment. Freight headwinds were greater than initially expected, with freight costs causing close to 200 basis points of gross margin contraction year-over-year.

Total expenses for the quarter, including depreciation, were $524 million, down from $534 million last year, and slightly lower than beginning of quarter expectations despite distribution and transportation cost pressures. While deleveraging versus last year, expenses leveraged 120 basis points versus 2019.

All of the above drove us to an operating margin for the quarter of 3.7% versus 9.1% last year and 2.6% in 2019. Excluding the freight headwinds, our operating margin would have been closer to 5.7% a 300 basis point improvement to 2019.

Interest expense for the quarter was $2.3 million, down from $2.5 million in the second quarter last year. In light of our strong liquidity position and current market conditions, on June 7th, we prepaid the remaining $44.3 million principal balance under our 2019 Term Note secured on the Apply Valley distribution center equipment. In connection with the prepayment, we incurred a $0.4 million prepayment fee and recognized a $0.5 million loss on debt extinguishment in the second quarter.

The income tax rate in the second quarter was 26.7% compared to last year’s rate of 25.8%, with the increase primarily driven by the impact of the Section 162m executive compensation add-back.

Moving on to the balance sheet, total inventory was up 32% to $943.8 million, slightly ahead of our beginning of quarter guidance. The increase was driven by the lapping of atypically low inventory levels at the close of the second quarter in 2020. Inventories were up 8% to Q2 2019, maintaining a strong 2-year turn improvement and supporting our ability to drive third quarter performance.

During Q2 we opened 12 new stores and closed 7 stores. We ended Q2 with 1,418 stores and with total selling square footage of 32.3 million.

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Capital expenditures for the quarter were $45 million, compared to $41 million last year. Depreciation expense in the first quarter was $35.3 million, approximately $1.3 million lower than the same period last year.

We ended the second quarter with $293 million of Cash and Cash Equivalents, and no long-term debt. As a reminder, at the end of Q2 2020, we had $899 million of Cash and Cash Equivalents, and $43 million of long-term debt. The year over year reduction in cash levels reflects our deployment of proceeds from the sale and leaseback of our distribution centers towards share repurchases, and the payment of taxes on the gain on the sale and leaseback.

We repurchased 2.4 million shares during the quarter for $153 million at an average cost per share of $63.57, under our previously announced $500 million authorization. There is approximately $97 million remaining as of the end of the second quarter 2021. For the program to date, we have repurchased 7.3 million shares at an average cost of $55.18 per share, including commission.

As announced in a separate release today, our Board of Directors declared a quarterly cash dividend for the third quarter of 2021 of $0.30 per common share. This dividend is payable on September 24, 2021 to shareholders of record on the close of business on September 10, 2021.

Turning to guidance, as Bruce noted earlier, we are facing significant sales and margin challenges as a result of Asian manufacturing and supply chain disruption due to recent Covid issues. In addition, we will incur additional expense in the back half related to actions we are taking to ensure we are competitive in hiring and retaining labor in our stores and DCs. Our guidance below incorporates our best estimates of all of these impacts although they remain fluid.

Key highlights of our guidance can be found on pages 16 and 17 of our investor presentation.

In the third quarter, we expect a diluted loss per share in range of $0.10 to $0.20, compared to $0.76 of earnings per diluted share for the third quarter of 2020. For the full year, we expect earnings per share in the range of $5.90 to $6.05. While this represents a decline to last year’s adjusted diluted EPS of $7.35, it represents 60%+ growth to 2019 earnings. The guidance does not incorporate any share repurchases we may complete in the third or fourth quarters.

The third quarter guidance is based on a negative, mid-single digit comparable sales decline, offset by a sales benefit of approximately 150 bps from net new and remodeled stores. On a two-year basis, we expect comps to be up low double digits. As Bruce referenced, our Q3 has

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got off to a good start, with 2-year comps running ahead of Q2, but we have baked in some moderation as the quarter progresses due to receipt delays.

For the full year, we expect a negative, low single digit comp versus 2020 which will, again, equate to double-digit comps on a two-year basis. Our full year sales outlook bakes in approximately $60 million of adverse impact in Q3, and especially Q4, related to Covid-related manufacturing shutdowns in Vietnam.

We expect the third quarter gross margin rate to be down approximately 175 basis points to last year, driven by freight headwinds, as Bruce previously discussed. Versus 2019, the rate is expected to be down approximately 100 basis points, essentially all freight-related. Recent shutdowns at the port of Yantian in China have resulted in a significant increase in container rates that will impact our cost of goods in Q3 and Q4.

For the full year, we now expect a gross margin rate impact from freight of approximately 150 basis points, resulting in gross margin rate being down approximately 50 basis points versus 2019, and approximately 100 basis points versus 2020. We expect freight pressures to abate as we move forward, and we continue to see other areas of gross margin opportunity, including promotional and pricing optimization, and shrink reduction.

With regard to SG&A, at our projected sales levels, we expect Q3 and the full year to deleverage versus 2020, but both to show healthy leverage versus 2019. In Q3, expense dollars will be up slightly to last year, driven by incremental expense investments in labor and in our forward distribution centers.

For the full year, SG&A expense dollars will be up to 2020, driven by the full year impact of the sale and leaseback of our distribution centers, additional supply chain expenses including investments in our new Forward Distribution Centers, other strategic investments, and higher equity compensation expense. These increases will be mitigated by more than $30 million of structural expense savings, which remain an ongoing area of focus and priority.

We continue to expect 2021 capital expenditures to be around $200 to $210 million, including around 55 store openings, of which around 20 will be relocations. Our capex outlook also includes a first wave of store upgrades under our new Project Refresh program.

On a net basis, we expect total store count to grow by about 20 stores in 2021. We expect to further accelerate store count in 2022 and beyond. As Bruce said, our work has increasingly

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validated the opportunity to grow our store count materially in the coming years, and we are making the necessary investments to support that.

We continue to expect inventory to increase significantly versus 2020, reflecting very depleted levels of a year ago. As Bruce referenced earlier, we are seeing strong early sales for our late fall and early holiday assortment, supported by higher inventory levels. We expect ending Q3 inventory to be up around 10% versus 2019, continuing to reflect healthy turn improvement. We expect a similar two-year inventory increase at the end of Q4, which will include some accelerated Lawn & Garden receipts to support Q1 sales and minimize the risk of further supply chain disruption. We know we left sales on the table in Seasonal over the past 12 to 18 months and we are heavily focused on recapturing those sales as we go forward. As well as impacting Q4 ending inventory, these early receipts will drive around $6 million of additional supply chain expense in Q4.

Overall, our third quarter will be a challenging one, driven by supply chain challenges and resulting sales impacts and cost increases. However, we expect our underlying business, measured by our two-year comp trend, to remain strong, with healthy margins after adjusting for freight effects, supported by continued strong expense management. We continue to work very hard to ensure we are as well positioned as possible for the all-important holiday season. And we look forward to continuing to demonstrate strong underlying performance in 2022 and beyond.

I’ll now turn the call back over to our Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue.

For participants using speaker equipment, it might be necessary to pick up your handset before pressing star-one. Once again, to be placed into the question queue, press star-one at this time. One moment, please, while we poll for questions.

Our first question is coming from Greg Badishkanian with Wolfe Research. Please proceed with your question.

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Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. I just wanted to start with freight. Many of your peers have called out challenges in that area, and you talked about another 175 basis points headwind in 3Q. But if we look out 12 to 24 months, are you expecting any long-term impact on the earnings power from the business? And then, any color on the sales impact from the supply chain issues that you're seeing?

Jonathan Ramsden
Yeah. Hey, good morning, Spencer. Thanks for the questions. Yeah. So, looking out, we expect that the freight will eventually turn into being a tailwind, and don't forget that on top of what we're seeing this year, we also had some impact in the back half of 2020. So, cumulatively, it's a really, really big number in terms of the impact we've seen to date.

We're not sure exactly when that's going to turn, but we do expect that at some point there's going to be a normalization and a rebalancing of supply and demand. And then we'll have a tailwind at that point, and then there are many other potential tailwinds we think we have on gross margin.

With regard to sales, the biggest single issue we have this year is with regard to Vietnam, the shutdown in manufacturing there, which is--as we called out in the prepared remarks, --that alone is impacting us around $60 million in sales due to receipts that we-- we're not expecting to get in time for the normal selling season for them. Then we had some impact in Q2 from Tremont we've talked about, which--the DC there - which cost us a least a point of comp, we think, in Q2.

And then there are other, smaller impacts. So, overall, some big headwinds we're working through, but we expect all of those headwinds to turn around over time, and some of them sooner rather than later.

Spencer Hanus
That's helpful. And I think in the script you mentioned that you have strong comps to start 3Q. Can you provide just some more color on where comps are quarter to date? And then, how are you thinking about the fourth quarter and weighing all these different puts and takes out there from inflation, SNAP, back to school spending, rising Delta cases, and all these other things that are--that could impact the business?

Jonathan Ramsden

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Yeah. So, our two year comp, Spencer, in Q2 was plus 14%. In Q3, we are--to date we are running ahead of that, but we do anticipate that's going to moderate. The delayed receipts from Vietnam will start to hit us late in Q3 and then have a bigger impact in Q4, but there is some impact for that baked into Q3.

And then baked into our guidance for the full year is an implied sequential deceleration into the sort of mid to high single digit comps range on a two year basis in Q4. Again, that Vietnam impact is playing pretty heavily in that, and that's the primary driver of the sequential deceleration from Q3.

Spencer Hanus
Got it. That's helpful. Thank you.

Jonathan Ramsden
Thank you.

Operator
The next question comes from the line of Peter Keith with Piper Sandler. Please proceed with your question.

Peter Keith
Hi. Thanks. Good morning, everyone. Just to follow up on that last line of questioning around, you know, the freight pressures and maybe even looking at the next year, so we understand you're pulling in a lot of your spring merchandise here before year-end, so presumably that's with the elevated freight. Is--this type of gross margin impact that you're seeing, would you expect this type of magnitude to continue then as we look out to the first half of next year?

Jonathan Ramsden
Yeah, Peter. So, let me parse it out a little bit, because there's a couple different things going on in there. So, the--so, there's the general increase in freight, which is directly reflected in gross margin. We've then got some additional expenses in our distribution and transportation for domestic freight rates, which are also higher and higher processing costs because of high labor costs in our DCs.

And then we have this one off specific piece we called out, which is $6 million of expense in Q4 related to bringing in some seasonal receipts early so we don't clog up the supply chain, and we can be confident we're going to have that seasonal inventory, which is what we're bringing in in

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time to sell in Q1. We know we undersold in Q1 last year, you know, and in seasonal going back further than that. So, we want to make sure we have that inventory, so inventory will be a little bit higher at year-end, and we'll incur some, effectively a kind of one-time expense in 2021 related to sales we're going to have in 2022.

Coming back to your specific question about gross margin rate in 2022 in general, again, I'll go back to our prior comment that we do expect freight rates to normalize over time. We're not sure exactly when that will transpire. But we have a very significant accumulation of freight impact in our gross margin rate now, currently both the '20 and '21 impact, so we do expect that to turn around. But we just don't know exactly when that--when that's going to be.

Bruce Thorn
Hey, Peter, this is Bruce. I'm just going to add a little bit more. I think it's important to reiterate how much we've baked into the back half forecast for this year, given all the supply chain constraints that we've seen out of Yantian and Ningbo, China and now Vietnam and what it's meant, you know, in terms of containers cost going four times what they were pre-COVID and then the race for product, to get it in before holiday, with long leadtimes of four to eight weeks. So, all of that has led us to, you know, obviously increase inbound freight.

That's all baked in there, as well as our expediting of the product once it gets stateside through a popup holiday DC bypass so we ensure fourth quarter as well as the addition of our new FDCs. So, going into '22, we believe that the freight will normalize. This inbound freight and this cost of goods increases will normalize and should be actually a pretty good tailwind, and we'll be in a much better supply chain network situation after our investments in supply chain.

Peter Keith
Okay, that's great. And then maybe just to follow on, so I think what you said is the full year freight impact is about 150 basis points versus the gross margin guidance for down 100. So, netting it out, you're still seeing underlying improvement of 50 basis points from some of your initiatives. Could you maybe flesh those out on how those are trending with regard to reducing shrink, price optimization, and then even on those forward DCs, does that--is that billed as a gross margin driver looking out to next year as well?

Jonathan Ramsden
Yeah, Peter, I'd say the biggest benefit we're seeing has been from lower markdowns and lower promotional intensity. We've got better at targeting those as we pull back from the traditional whole house, friends and family events, and now have moved more towards our targeted pick

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your day events. They're just much more efficient from a promotional dollar standpoint. We're getting more scientific over time about our customers and how they respond to different promos.

So, we've had a nice tailwind from promo and markdown. We’re lapping a pretty nice benefit, but we continued to get a nice benefit from that in Q2. So, that's certainly been a positive driver, and we continue to believe there's more opportunity there over time as we implement incremental promo and markdown optimization type tools relative to what we've had in the past.

Shrink has been relatively flat-ish, a little bit of a tailwind but sort of basically flat. You know, we've had a little bit of mix benefit, given the distortion we've seen to furniture and seasonal, and the fact that food and consumables, which are our lowest margin categories, are relatively lower in terms of the two year comp, so that's helped us a bit too. And some of those impacts will continue to roll through the balance of the year.

Bruce Thorn
And I'd like to just add a little bit more on the pricing. Just keep in mind we have raised prices since spring and put those out to our stores. We're taking more in Q3 and Q4. We definitely are focused on anchoring our value entry price points. It's a fine line in--and a balance between cost increases, obviously, and strategic value pricing. We've basically taken increases across the board and pretty much focusing on more inelastic products and harder to price shop products, the uniqueness that we offer and the value we offer to our customers.

The markdowns have not seen any resistance at this point. I think we're extremely competitively priced, keeping our value proposition to our customers. And despite the headwinds in freight and to supply, our stores continue to wow the customers in terms of getting them much needed furniture during this nesting trend and with customer satisfaction levels at all-time highs.

Peter Keith
Okay. Thanks so much for all the feedback. Good luck.

Bruce Thorn
Thank you.

Jonathan Ramsden

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Thanks, Peter.

Operator
Our next question is from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your question.

Joe Feldman
Hi, guys. Thanks for taking the question. Wanted to ask about the consumer and the health of your core consumer. It seems like, you know, they're still able to spend. And I guess how are you seeing the consumer in the second half of this year and, importantly, into next year as you start to lap or as the consumer laps a lot of the stimulus that they had from last year? How are you thinking about that?

Bruce Thorn
Hi, Joe. I'll take that question. You know, we believe the customer remains healthy. Obviously, their trends have changed a little bit. Basket is up amidst some trips consolidation in the industry. That's really driven because e-commerce through this COVID-19 pandemic has made shopping easier. We're seeing that too, as our e-commerce business is up over 400% since 2019.

They're also spending a little bit more on services, dining out and things like that, because they're open now, and they're focused on the home, you know, both big ticket items. We're seeing that benefit as well, as we see our Broyhill line and Real Living grow tremendously. There's less promotions. They know that because the product is a bit scarcer. And they're seeing--we're seeing the shift of their shopping patterns going from weekends to weekdays. And that started pretty much since last year with the pandemic and less promotions.

She's ready for holiday. She wants to holiday at this point. Harvest and Halloween for us has been very good out of the gate, and we're getting a really good start to Q3. This all typically leads to a very good holiday season. That's why it's so important to expedite the product coming offshore, our Christmas product, our holiday product, in time for the fourth quarter, and we anticipate to be in that position.

We also see the customer trends in certain vacation spots where they've been vacationing, doing better than, maybe California, where there's been more restrictions and lockdowns. Expect that there will be some moderation to buying as we cycle through all the stimulus checks but feel really good about our customer.

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And just to note, we've said this before, our rewards, you know, new to file continues to grow. We're up 8% Q2 versus last year. And this lift in new customers, they represented 60% of our transactions in Q2 and 72% of our sales in Q2. They're getting younger, as well. We've seen a 600 basis point growth in our customers age 25 to 39, and these new customers in Q1 and 2--and Q2 of 2020 that we captured due to the pandemic and the restrictions and lockdowns spent 25% last year, but now have also increased that spend 13% in the first half of '21.

So, I think--going into '22, I think we've got a good customer proposition, good marketing going on, good merch assortment. We're becoming the home of the hunt for bargains and treasures. And while the stimulus checks will subside, our in-stocks will improve, our value will improve, and our store count will improve, and I believe that we're going to continue to grow in the future.

Joe Feldman
That's great. Thanks so much for that, Bruce. And if--just to follow up, wanted to ask about the--you mentioned labor being a little tight at some of the DCs. And I was curious, you know, what you're doing to attract labor and how are you dealing with it. It sounds like--you gave a few examples of creating some efficiencies, but just wanted to dig in a little deeper on that.

Bruce Thorn
Well, look, first off, I think we've got a great team out there. We've got a great culture, and people want to work with Big Lots--for Big Lots. Our DCs, I think, have the stiffest competition just naturally because of the high concentration of labor into small areas. And typically, most companies, you know, basically find the same distribution points across America.

One of our DCs in Tremont, Pennsylvania is the one with the stiffest labor competition, but we have done things like increase base wages. We've got incentive systems in place that help us compete effectively. We've also increased our sign-on bonuses. We've doubled our referral bonuses for those that have left that are very productive when they come back and new hires. We also extended our employee discount, which is a great, great--, a great incentive for our employees, from 20% to 30% through the end of the year.

Our stores, as well, are impacted but to a much lesser degree. We think we've got about--we know we've got about 10% of our stores that might have a few more openings than we want. Once again, there we've got SWAT teams set up that we do centralized hiring, so we help the store managers staff back up again. We've actually started hiring minors in our stores, and to

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date have over 1,000 new hires in minors--of minors. We've got retention bonuses in place, once again the associate discount. We're also exploring and working on gig hiring and also same day pay, so a lot of good things going there.

Our headquarters building, just to round this out and give you the full picture, we remain in pretty good shape there, not seeing much turnover. The team's really solid, even though they're working from home, just committed to our long-term growth.

So, yeah, we're dealing with it. We do think it'll normalize a--or it'll subside a little bit. But there's stickiness when it comes to base wage increases, and we're planning that into the future.

Joe Feldman
Right. That's helpful. Thank you so much and good luck with this third quarter.

Bruce Thorn
Thank you.

Operator
The next question comes from Jason Haas, Bank of America. Please proceed with your question.

Jason Haas
Good morning and thanks for taking my question. Bruce--.

Jonathan Ramsden
--Morning, Jason--.

Jason Haas
--I wanted to--hey, good morning. Bruce, I wanted to follow up and get some more color on the Real Living brand that you rolled out. Could you just state those numbers again about how it's performing? And then I'm just curious, what was the rationale for the strategy of rolling out this entry level brand? I know you've had a lot of success with Broyhill, so I guess I'm just curious if you see any risk of this brand cannibalizing some of those Broyhill sales.

Bruce Thorn
Great question, Jason. Real Living is actually turning into a really good brand for us, our private label; own brand, as we call it. It's an entry level own brand for us. It's basically been put

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together through the consolidation of unbranded goods and a few branded goods that just made sense to pull together under one private label brand, Real Living.

It covers furniture, soft home, hard home, among other categories; great quality and great price points, comes in below the Broyhill line, which is good for entry level price points and customers that want great value at an even lower price. The sales through the first half of the year are over $400 million in total, and it's growing. We expect this to be a $1 billion brand, and we'll be able to consolidate our marketing, our signage, and our efforts around this. And we do expect it'll be a $1 billion brand relatively soon.

It's--once I said--once again, it's a nice complement to Broyhill, which plays in the better and best categories, which is also over $400 million in sales year-to-date, which is all--which is more than all of last year's sales and, once again, is--you know, is doing quite well. So, that's how we've positioned it. We've got Jack Pestello as our chief merchant. He's got a long history of own brands or private label management. He's probably the best out there in retail. And this is really going to make us more predictive--productive and be a great value offering for our customers.

Jason Haas
Great. Thank you. And then as a follow up, I'm curious if you could talk about what you're seeing in the closeout environment. It sounds like inventories are definitely tight. I know you're growing off of a relatively low base there in some of your--some of the categories you weren't as big in in terms of closeout, just--so just curious about the availability that you're seeing there.

Bruce Thorn
Yeah. You know, first off, you know, we're kind of changing the way we talk about closeouts and calling them Big Buys, and they go hand in hand with our--with the rest of our assortment. But I guess the first way I'd like to explain it is that Big Buys are made up of traditional closeouts, engineered closeouts, and value-sourced product.

Our traditional closeouts, we're seeing really good source of supply still. I mean, food and consumables are a little challenged given the tight constraints from COVID-19, but in all other categories, we continue to see great opportunities. And we all know that this is going to just open up as we go into '22. So, the opportunity to get more of these types of deals into '22, especially with the backup supply chain in the back half of this year, we're going to see a nice healthy market, I believe, in '22.

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These traditional closeouts are basically, like you know, product overruns, distressed product, or product cancellations. Some of the examples, you know, we had a great TV closeout where one of the big retail appliance sellers cancelled their orders. We're seeing things like t-shirts, graphic tees, branded.

The other type of closeout are engineered closeouts. These are collaborations that Jack and the team does with our manufacturing sources for any leftover product they have or parts that they can put together a really nice product value. We see a lot of off-price fashion, bedding, sheets and towels in this, a lot of opportunity in this off-price area. You’ll see patio furniture pop up in these things. We’re seeing a lot of opportunity to continue to grow that.

And, then we’ve got the value source, and this is something that Jack and his team works with long lead times with manufacturers. And it’s really a neat way of bringing value to our customers, which helps them to manage their manufacturing absorption. Obviously, they’ve got peaks and lulls in their manufacturing cycles. What we'd like to do is go see them during their lulls and put in long lead time orders that will help normalize their demand. And we’ll see things like garden hoses and coolers off-cycle that we’ll great value on and bring to our customers.

All this together is really making us the home of the value and treasure hunt and we expect this penetration to grow in a meaningful way in 2022. So, we see the opportunity for these big buys to just continue to grow.

Jason Haas
Great color. Thank you.

Bruce Thorn
Thank you.

Operator
Thank you. The next question comes from the line of Anthony Chukumba with Loop Capitol. Please proceed with your question.

Anthony Chukumba
Good morning and thanks for taking my question. I just--looking for just a little clarification. You talked about the labor challenges at your two DCs that negatively impacted your comp. Was that just turnover, or was that, you know, like--was there a work stoppage? The second thing,

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you know, you mentioned increasing compensation for your store, so I was wondering if you can just dimentionalize that. Thank you.

Bruce Thorn
Yeah, I’ll take the first part of this and maybe Jonathan can add a little bit more. With respect to the DCs, yeah, there were two, the Northeast, Southeast, and we do a lot of business in the northeast and southeast. But, the real focus was in the Northeast, in that Pennsylvania area, and it was strictly due to the fact that our customer demand and the throughput we need to put through that DC was immense, and the labor--fight for labor was immense as well. So, those two things coming together caused us to leave sales on the table.

Since then, though, we’ve--you know, we've just opened up a forward distribution center in the Northeast. It’s receiving product. It’ll be shipping. It’s going to be fully functional in Q3 and Q4. And what that does, it takes some of the big bulky stuff, like the furniture, the big pallets of stuff, away from that regional DC in Pennsylvania and ships it directly to the store in a much more seamless way and frees up massive capacity and keeps it in a variable model with a 3PL.

That’s going to continue to improve our ability to get product to our customers and increase sales, and also keep that DC in-stock or in--through--in capacity. So, we’re doing that. We’re doing the same thing down in the southeast. We’ve opened up our forward distribution center there, making the existing RDC in a really good place going forward.

And, we’ll continue to add these FDCs as they make sense in simplifying our distribution network so we can meet customers’ demand and also grow with the--and meet the growth of our company.

In terms of the competition, I think you were asking the competition in stores, labor? Is that correct?

Anthony Chukumba
Oh, no, I was just asking about for--in stores, I think you had mentioned something about increasing wages. And I was just wondering if you could just give a little bit more detail on that. Thank you.

Bruce Thorn
Yeah. We’ve seen across the board the companies out there raising base wages over $15, adding other incentives like college tuition payments and other things. We, too, have raised--in

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selected markets where it makes sense, given the competitive situation, we’ve raised our base wages.

We continue to think about it in a total reward sense, things like adding stay bonuses through the holiday season, as well as increasing our employee discounts to 30%, up from 20%, and that’s a massive deal. I mean, I think we probably have one of the best discounts out there. And given the product lines that we sell, it’s the basic needs that anyone needs. So, it’s a massive incentive for them, and they enjoy that.

So, we’re fighting the good fight. We continue to hire people that want to join the team. We enjoy competitive stats when it comes down to labor wages. And I think what’s more important about this is, through this whole thing, we’ve reached all-time highs on employee engagement, record highs, if you will, and this goes down to the store level, store manager level.

Anthony Chukumba
That’s helpful. Thank you.

Bruce Thorn
Thank you.

Operator
The next question is from the line of Karen Short with Barclays. Please proceed with your question.

Zeyn Burak
Hi, this is Zeyn Burak on for Karen Short. Thanks for taking our question. Maybe one financial question for Jonathan and a two-part for Bruce. Jonathan, relative to your results in 2019, your EBIT growth far surpassed sales growth in the first half of this year. With your current outlook, obviously a lot of it depends on certain assumptions, but it seems like, based on your guidance, your EBIT dollars could be down anywhere from high single digits to low double digits in the back half versus 2019, despite sales being higher by high single digits to low double digits. I guess can you help us understand why EBIT dollars are taking a big hit in the back half when we compare your business to 2019, maybe beyond the freight impact?

Jonathan Ramsden
Yeah, Zeyn, I’d be happy to give some color on that. There’s a couple dynamics in play. First is our sales. Two year sales comps in the first half of the year will be significantly higher than in

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the back half of the year, and we've referenced some of the drivers of that in the prior comments. We did have, in the first quarter of this year in particular, the current year stimulus benefit relative to the second quarter, where that was much less significant. In the back half of the year, we don’t assume any stimulus benefit, so that’s one reason why the dynamic is a little different.

Then we’ve also got these very specific challenges in the back half of the year, including the Vietnam issues we’ve talked about, which is going to impact us around $60 million in sales, and there’s a very significant flow-through impact of that. The freight charges are also going to be significant in the back half of the year on a year over year basis plus the incremental $6 million supply chain expense we talked about, which is essentially a pull forward from 2022, which will hit us in Q4.

The opening investments of the forward distribution centers is also something incremental in the back half of the year. You know that’s absolutely the right thing to do and will support our future sales growth, but it does impact our expense structure in the back half of the year in a way that we didn’t have that impact in the first half of the year.

So, there are a bunch of different dynamics passing through in the back half of the year. We think most of them are transitory, but they’re the primary drivers of why we, why you see that deceleration in the back half of the year.

Zeyn Burak
Okay, thank you. That’s helpful. And I know it may be a little bit early to talk about 2022, but now that you rolled out The Lot and the Queue to the--the last Queue Line initiatives to the vast majority of the chain, I guess what are some of the initiatives that you’re most optimistic about for 2022, to the extent that you share? And related to that, and maybe that--this one is for Jonathan, if those initiatives are not enough to drive positive comps in some of the quarters next year, what kind of levers do you have within the variable SG&A bucket to minimize the leverage?

Bruce Thorn
I’ll take the first part of that, Zeyn, and then hand it over to Jonathan. I just want to reiterate where Jonathan--what he just said a moment ago. Despite those headwinds and impact, we’ll deliver a year that’s between $5.90 and $6.05 fully loaded with all that we know that could impact us, and that’s a pretty darn good year. And when I think about that, you know, from where this company’s been in the past and where it’s going, I’m excited.

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I’m also excited about what’s going on. The Lot is now--and the Queue Line is now in over 1,200 stores. They’re adding 3 points of lift to those stores. They continue to do very well. The Lot's an innovation lab. We’ve had great themes, like you've heard me talk about, camping theme with Coleman, Good Ol’ Days in July with arcade games like Galaga. These are life’s moments that we’re celebrating. It's good stuff.

We’ve got licenses out there right now with Disney, Frozen, Spiderman, all the things you’d want to see for--and have for your kids. Holiday is going to be fun. Get out there and shop a lot in holiday. We’ve got a bacon toaster, if you can imagine that, and we’ll follow it up in New Years with living better with Mario Lopez’s fitness equipment, so you can burn off that bacon. And just--we just continue to see that, with longer lead times and more planning, The Lot continues to wow our customers. It's extremely productive, innovative space for us.

The front end continues to get better and better in the Queue Line. We’re adding seasonality to the Queue Line, bringing in themes from the season, so you’ll see more and more stuff coming in there, the impulse items. That’s adding a point of lift to the store. We continue to see that--both of these two things getting better through ’22. Broyhill continues to grow. I’m excited about what Broyhill can be as it expands across other categories.

Keep in mind, you know, not only did we consolidate some brands when we launched this, but, you know, we’ve got incremental furniture sales as the result of trade-ups. We’re starting to get more and more customers trading up to us and coming to us, and it’s a great customer generator. A new Broyhill customer, and what I’m excited about into ’22, they spend 132% more than a non-Broyhill customer with us and they’re stickier. They’re loyal and they’re smart customers. Real Living is the same thing, doing the same stuff.

We’ve got space planning work that we’re doing so we can really optimize the box in ’22 and beyond, where we’re thinking about how we can better allocate product more efficiently, replenish product more sufficiently, build store clusters more effectively to the climates and what the trends are in the market area, localize pricing eventually, great value, Big Buys.

I love how we’re thinking about our Big Buys, the whole way we’re doing that, really bringing more value. That’s not as clear as it should be today, and Jack and the team are doing a very nice job. As I mentioned, with traditional closeouts, engineered closeouts, value-sourced products, I think we can grow this penetration significantly and offer our customers more than ever.

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And don’t forget, Joyce and the team, marketing team, just continues to make our marketing more efficient. As we go into ’22, our marketing is just getting better and better. We’ve got the BIGionaire brand campaign. When we tested this with Retta from Good Girls and all the value that we have and the assortment we’ve curated, we saw a 2% lift in transactions. Just want to reiterate that, and 60% of that, once again, new customers, 72% of that's from a--in sales, and we’re continuing to see our customers love the store, rediscover the store. Those that have never been are finding it, and those who haven’t seen us for a while are very, very excited about it.

We’re going to have two more celebrities bringing that to life. I think that’s going to bode well for us in 2022 when we pick up more customers during the holiday season. And keep in mind, we’ve held back a lot in our marketing because we didn’t have the right curation of content and newness and innovation. After Operation North Star has gained traction after a year or two, we now have content going into ’22 that’s going to help us drive the traffic and transactions in our stores.

So, just so much to talk about, I won’t have that much time. Continue to remove friction in e-commerce. We’ve added mobile wallet, Google Pay, Apple Pay, PayPal. We’re going to have buy now, pay later in Q3. Our conversion rate on e-commerce has gone from, in 2018, .2% percent to now 1%. We’re on our way to 2%. That’s a big deal and we’re watching the funnel, how customers shop, and we’re curating more and more for them through new tools and ways that they can improve their shopping experience with us. So, we’re excited about what we’re offering and feel really bullish about how we’re going to grow in the future.

Jonathan Ramsden
And just on the cost side of your question, Zeyn, yes, there are some investments we’re making in the business with the forward distribution centers being a key one that we’ve talked about, incremental marketing spend being something we’re looking at very closely. We are going to do everything we can to offset those with structural cost savings, and we continue to believe there is a significant structural cost reduction opportunity as we go forward.

I think the big point, though, is really the leverage opportunity we have going forward. All these initiatives that Bruce has just, you know, referenced we believe can give us a sustainable, ongoing increase in productivity. And we know that we can get a tremendous leverage benefit when we do that, because of, you know, our relatively low productivity today, relative to many of the peers; as we saw in 2020 when we can drive the topline, the incremental expense

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associated with adding sales is relatively low. So, that is where--what all these foundational investments are enabling us to do going forward, and we absolutely believe that we’ve got a strong productivity growth opportunity based on all the initiatives we have in the pipeline.

Bruce Thorn
I’ll just add one more thing. Sorry to add late, but I think it’s a big thing. We’re at 1,422 stores today at the end of Q2 versus 1,404 stores back in Q2 2020. That’s 1% unit growth--over 1%, 1.6% square footage growth. We’re going to increase our fleet. Our customers want us to increase our fleet. That growth rate will be around 20 incremental this year. Going into ’22, that’s going to go to three--2 to 3X and we'll accelerate beyond that.

We’ve got an opportunity--as Jonathan mentioned and was talked about in the script, a huge opportunity to be more relevant by having more stores out there across the United States. And so, that’s going to be--that’s another billion dollar project for us, well over a billion dollar project for us. Several hundred stores in the next five years is very doable.

Zeyn Burak
Thank you very much and good luck.

Bruce Thorn
Thank you.

Operator
Thank you. Our final question is coming from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your question.

Brad Thomas
Hi, good morning, and thanks for running a little long and taking my questions, one on capital structure for you all. You know, you’ve done about $400 of the $500 million share repurchase program. But Jonathan and Bruce, can you talk a little bit more about your thoughts on capital structure and potentially continuing to spend this cash balance that you have?

Jonathan Ramsden
Yeah. Hey Brad, be happy to take that. Yeah, so to your point, we still have a little under $100 million remaining on our current authorization. We certainly think we have excess liquidity today relative to our core liquidity needs, and we don’t, you know, intend to sit there with--you

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know, in an excess liquidity position on an, you know, ongoing basis, so we plan to deploy that capital.

We obviously want to make sure we have adequate capital to fund internal investments. And we see, you know, a ton of opportunities, particularly in our store count growth, and we, you know, want to make sure we fund Project Refresh, supply chain investments. So, we want to make sure we, you know, are prioritizing funding those high return internal projects, but then we continue to expect to return capital to shareholders through appropriate share repurchases where our filters will be valuation and liquidity. But, right now, we certainly feel very comfortable with our liquidity position.

Brad Thomas
Okay, great. And one last follow up just on the outlook for 4Q. Encouraging to hear that the Halloween and Harvest is doing well. Just to be clear, at this point, are you all assuming any headwinds from leaner inventory or delays in merchandise, and at what point do you think you--at what point do you need to be locked and loaded when we know that we’ve gotten through this unusual period of time before the holiday?

Bruce Thorn
Yeah, Brad, good question. We feel like we’re in good shape with what we know right now. Obviously, Vietnam keeps backing up their timeframe, but Yantian, Ningbo is recovering. We plan accordingly. We know there’s four to eight weeks lead time. And so, what we’ve done and what we’ve been doing is prioritizing holiday in our shipments.

I mean, for example, 98% of our Christmas trees come out of a Yantian port, so you want to make sure that that’s prioritized and in market in time. And I think we’ve done a very good job with that, and so I feel good about it. Plus, anything else that lingers, like we mentioned before, we’ve popped up a very nimble and agile D--holiday DC bypass network. So, it’s a handful of DCs that--near our DCs that literally expedite product right to our stores to make sure we’re ready. And we’ve got those two FDCs that are fully functional in Q3 and Q4 ready to go.

So, once it hits the U.S., we expedite it and we’ll have it in store. And it’s so important. You know, we’ve got to play to win to get this market share. It’s going to be good holiday season. People want to holiday this year, and the early signs show that. And we also left sales on the table last year, and so we want to make sure we’re on good stock to comp that in a nice meaningful way, and then bring in those new customers we attract in Q4 into ’22 and beyond. So, we’re feeling good about it.

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Brad Thomas
Very helpful. Thank you so much.

Bruce Thorn
Thank you, Brad.

Operator
Thank you. We’ve reached the end of our question and answer session. Ladies and gentlemen, this does conclude today’s teleconference and webcast. A replay of this call will be available to you by 12:00 noon Eastern Time this afternoon, August 27th. The replay will end 11:59 PM Eastern Time on Friday, September 10th. You can access the replay by dialing toll free 877-660-6853 and enter replay confirmation 13722207 followed by the pound sign. The toll number is 1-201-612-7415, replay confirmation 13722207 followed by the pound sign.

You may now disconnect and have a great day. We thank you for your participation today.

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